Exhibit 99
December 13, 2007

Re:	Northland Cable Properties Seven Limited Partnership
Dear Limited Partner:
We have recently been made aware of an outstanding offer by entities affiliated with MacKenzie Patterson Fuller, LP (“MPF”) to purchase limited partnership units in Northland Cable Properties Seven Limited Partnership (the “Partnership”). Under the Securities and Exchange Commission’s (the “SEC’s”) Release No. 34-43069 and Rule 14e-2 under the Securities Exchange Act of 1934, the Partnership is obligated to respond to such offers by stating its position with respect to the tender offer.
The Partnership does not in any way recommend or endorse MPF’s offer and expresses no opinion and is remaining neutral as to whether the Partnership’s limited partners should tender their units in the offer. The Partnership is not associated with MPF, the offer or the offer documentation. The Partnership encourages its limited partners to consult their financial and tax advisors concerning this offer.
The SEC has cautioned investors about offers of this nature. Mini-tender offers, which are offers to buy less than 5 percent of a company’s equity, “have been increasingly used to catch investors off guard,” according to an investor alert on the SEC’s website. The Partnership’s limited partners should be aware that many of the SEC’s tender offer rules designed to protect investors do not apply to mini-tender offers. To read more about the risks of mini-tender offers, please review an investor alert on the SEC’s website, available at www.sec.gov/investor/pubs/minitend.htm.
Limited partners should be aware that there is no established trading market for the units and, accordingly, there is no established trading price for the units. However, as disclosed in MPF’s offer letter, there have been recent sales of limited partnership units at prices greater than the price offered by MPF. Additional information on recent sales of limited partnership units may be obtained through the American Partnership Board at (800) 695-2523. The Partnership is not associated with the American Partnership Board and pricing information obtained through the American Partnership Board may not reflect the fair value of the units.
On July 5, 2007, the Partnership entered into an asset purchase agreement with Green River Media and Communications to sell the operating assets and franchise rights of its remaining cable systems. The Partnership prepared a preliminary proxy statement describing in detail the proposed asset sale, which was filed with the Securities and Exchange Commission (“SEC”) on November 30, 2007. The Partnership expects to file a definitive proxy statement with the SEC that will be mailed to all limited partners in the near future. In the preliminary proxy statement, the Partnership estimated that if the proposed asset sale is consummated, distributions to limited partners upon liquidation of the Partnership would be $357 per unit compared to the $225 per unit being offered by MPF. The liquidation of the Partnership as described in the preliminary proxy statement is, however, subject to the prior approval of a majority in interest of limited partners, and certain other conditions required by the terms of the asset purchase agreement.
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For more information about the Partnership, please see the filings we make with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006. These filings can be found on the SEC’s website at www.sec.gov.

Northland Cable Properties Seven Limited Partnership

By:	Northland Communications Corporation, Managing General Partner

Richard I. Clark Executive Vice President
This letter contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this letter are forward-looking statements. All forward-looking statements speak only as of the date of this letter. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, approval of any such transactions by the limited partners of the Partnership, the satisfaction of closing conditions, and the effects of general and local economic conditions. Additional information or factors which could impact the Partnership and the forward-looking statements contained in this letter are included in the Partnership’s filings with the Securities and Exchange Commission. The Partnership assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.